Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP.

REPORTS

STRONG RESULTS

 FORT LAUDERDALE, FL, July 11, 2013 . . . National Beverage Corp. (NASDAQ:FIZZ) today reported results for Fiscal 2013.

For the year ended April 27, 2013 ‒

●	Revenues increased to $662 million up 5%
●	Net income increased to $47 million up 7%
●	Earnings per share increased to $1.01 up 6%

“This was a year that witnessed consumer trends/mood severely change their preferences. It is very tempting to write about all the challenges; from corn costs to horrific explosions – to fear-induced bomb or tornado catastrophes, but why do that? Instead, we count our blessings for results that are far better than our industry peers anticipated,” stated Nick A. Caporella, Chairman and Chief Executive Officer.

“One can read our regulatory filings to learn more of why and how this great year came about. Instead, I would like to share some feelings,” continued Caporella.

-more-

National Beverage Corp.

“Our most recent dividend; the appreciation of our common stock; the diligence of our devoted team; the health and wellness of our brands and the good blessings bestowed upon us . . . make us extremely grateful and humbly appreciative! Thank you,” Caporella continued.

“This writing in July, significantly into our first quarter, finds our nation and our world at the mercy of all the dilemma that has been present for so long – and I sense a more weary, more anxious and more challenged consumer – one that is harassed by nearly every issue and everyone . . . one that wants normalcy to return and quickly.”

“Last May and June, we had picnic weather and record revenues; this year witnessed no picnics, sickening explosions and weeks of tornados. This fiscal year 2014, our performance will demand a rare form of excellence. Our past being the ultimate barometer, certainly we have what it takes to do – just that!” concluded Caporella.

National Beverage’s iconic brands are the genuine essence . . . of America. Our company is highly innovative as a pace-setter in the changing soft-drink industry, featuring refreshment products that are geared toward the lifestyle/health-conscious consumer. Shasta® – Faygo® – Everfresh® and LaCroix® are aligned with Rip It® energy products to make National Beverage . . . America’s Flavor•Favorite – soft-drink company.

“Patriotism” – If Only We Could Bottle It!

Fun, Flavor and Vitality . . . the National Beverage Way

-more-

National Beverage Corp.

National Beverage Corp.

Consolidated Results for the Fiscal Year Ended

April 27, 2013 and April 28, 2012

(in thousands, except per share amounts)

	Fiscal Year Ended
	April 27,	April 28,
	2013	2012

Net Sales	$662,007	$628,886

Net Income	$46,920	$43,993

Earnings Per Common Share
Basic	$1.01	$.95
Diluted	$1.01	$.95

Average Common Shares Outstanding
Basic	46,310	46,267
Diluted	46,482	46,448

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include fluctuations in costs, changes in consumer preferences and other items and risk factors described in the Company's Securities and Exchange Commission filings. The Company disclaims an obligation to update any such factors or to publicly announce the results of any revisions to any forward-looking statements contained herein to reflect future events or developments.